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                                                                       EXHIBIT 5

September 8, 1998


Ryder System, Inc.
3600 NW 82nd Avenue
Miami, Florida 33166


Ladies and Gentlemen:

      We have examined the Registration Statement which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $800,000,000 in principal amount of Debt Securities (the "Debt Securities"), proposed to be issued by Ryder System, Inc. (the "Company") under an Indenture between the Company and The Chase Manhattan Bank (National Association) as Trustee dated May 1, 1987, as amended by a First Supplemental Indenture dated as of November 15, 1990 and a Second Supplemental Indenture dated as of June 24, 1992 (the "Indenture"). We have also examined the proceedings heretofore taken, and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debt Securities.

      We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents, instruments, records and certificates submitted to us as originals.

      Based upon the foregoing, it is our opinion that:

      1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Florida.

      2. When (a) the registration requirements of the Securities Act and such Blue Sky or securities laws as may be applicable shall have been complied with,
(b) the Indenture between the Company and The Chase Manhattan Bank, pursuant to which the Debt Securities are to be issued, shall have been qualified under the Trust Indenture Act of 1939, as amended, (c) the form or forms of the Debt Securities and the final terms thereof shall have been duly approved or established in accordance with the terms of the Indenture, as supplemented and
(d) the Debt Securities shall have been duly executed, authenticated, completed, issued and delivered against payment therefor, the Debt Securities will thereupon be legally issued and binding obligations of the Company.

      The opinion expressed herein is limited to the corporate laws of the State of Florida and we express no opinion as to any other matters or the effect of the laws of any other jurisdiction.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that either we or the undersigned are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.


                                               Yours sincerely,

                                               The Ryder System, Inc.
                                               Law Department


                                               By: /s/ Serge G. Martin
                                                   -----------------------------
                                                   Chief Counsel - RTS & Finance